                                                                    EXHIBIT 12.2
                                PROLOGIS TRUST

              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                              Six Months Ended
                                                 June 30,                           Year Ended December 31,
                                           ----------------------          -------------------------------------------------
                                            1998           1997             1997       1996       1995       1994     1993
                                           --------      --------          --------  ---------  ---------  --------  -------
Net Earnings from Operations               $ 68,993      $ 53,672          $ 32,371  $  79,384   $ 47,660  $ 25,066  $ 4,412
Add:
     Interest Expense                        34,007        24,558            52,704     38,819     32,005     7,568      321
                                           --------      --------          --------  ---------   --------  --------  -------

Earnings as Adjusted                       $103,000      $ 78,230          $ 85,075  $ 118,203   $ 79,665  $ 32,634  $ 4,733
                                           ========      ========          ========  =========   ========  ========  =======

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense                      $ 34,007      $ 24,558          $ 52,704  $  38,819   $ 32,005  $  7,568  $   321
     Capitalized Interest                     8,928         8,505            18,365     16,138      8,599     2,208       98
                                           --------      --------          --------  ---------   --------  --------  -------

        Total Fixed Charges                  42,935        33,063            71,069     54,957     40,604     9,776      419

     Preferred Share Dividends (a)           21,874        17,659            35,318     25,895      6,698         -        -
                                           --------      --------          --------  ---------   --------  --------  -------
Combined Fixed Charges and
   Preferred Share Dividends               $ 64,809      $ 50,722          $106,387  $  80,852   $ 47,302  $  9,776  $   419
                                           ========      ========          ========  =========   ========  ========  =======
Ratio of Earnings to Combined Fixed
   Charges and Preferred Share Dividends        1.6           1.5              (b)         1.5        1.7      3.3      11.3
                                           ========      ========          ========  =========   ========  ========  =======

(a) ProLogis had no preferred shares prior to 1995.

(b) Earnings were insufficient to cover combined fixed charges and preferred dividends for the year ended December 31, 1997 by $21.3 million due to a one-time, non-recurring charge of $75.4 million relating to the costs incurred in acquiring the REIT management and property management companies from Security Capital Group Incorporated.